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                          ACCOUNTANT'S AWARENESS LETTER


November 2, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We are aware that our report dated November 2, 2004 on our review of interim financial information of Pride International, Inc. (the "Company") for the three and nine month periods ended September 30, 2004 and September 30, 2003 and included in the Company's quarterly report on Form 10-Q for the quarter ended September 30, 2004 is incorporated by reference in its Post-Effective Amendment No. 1 on Form S-8 to the Company's Registration Statement on Form S-4 (Registration Nos. 333-66644 and 333-66644-01), in its Registration Statements on Form S-3 (Registration Nos. 333-40014, 333-44925, 333-89604, 333-107996 and
333-107051) and in its Registration Statement on Form S-8 (Registration No. 333-115588).

Very truly yours,

/s/ PricewaterhouseCoopers LLP

Houston, Texas